Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Cara Vanderbeck
The Timberland Company
603-773-1222

ANDRÉ J. HAWAUX APPOINTED TO
THE TIMBERLAND COMPANY’S BOARD OF DIRECTORS
STRATHAM, NH — December 8, 2010 — The Timberland Company today announced the appointment of André Hawaux to the Company’s board of directors, effective December 2, 2010. Mr. Hawaux is President, Consumer Foods for ConAgra Foods, Inc., headquartered in Omaha, Nebraska.
“I am pleased to welcome such a seasoned and accomplished professional to our board of directors,” said Jeffrey Swartz, President and Chief Executive Officer, The Timberland Company. “André brings not only a wealth of experience in strategy development, brand marketing and international operations, but also personal passion and energy — all of which make him a valuable addition and asset to our board team.”
Mr. Hawaux joined ConAgra Foods in 2006, serving as Executive Vice President and Chief Financial Officer before assuming his current position in January 2009. Prior to ConAgra Foods, he spent more than 25 years at PepsiCo Inc. in a variety of executive positions of increasing responsibility, including Director of Business Planning, Pepsi-Cola International; Vice President & CFO, China Business Unit; Vice President and CFO of Pepsi-Cola North America; and Senior Vice President, Worldwide Strategy and Corporate Development.
Hawaux received his Bachelor of Business degree from Pace University and his Master of Business Administration degree with a focus on International Finance from Southern New Hampshire University. In addition to his appointment to Timberland’s board of directors, he serves on the board of directors for USTA Serves, the philanthropic and charitable entity of the United States Tennis Association, and formerly served on the board of directors for PepsiCo Federal Credit Union in Purchase, New York. He is also an executive sponsor of the ConAgra

Foods Women’s Leadership Council, an organization that positively impacts recruitment, retention and advancement of women.
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, Mountain Athletics®, SmartWool®, Timberland Boot Company®, howies® and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South America, South Africa and the Middle East. Timberland’s dedication to making quality products is matched by the company’s commitment to “doing well and doing good” — forging powerful partnerships among employees, consumers and service partners to transform the communities in which they live and work. To learn more about Timberland, please visit www.timberland.com.
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